Exhibit 3.123

L-100 NJSA 42 UNREADABLE TEXT
NEW JERSEY CREST A/W	New Jersey Department of State Division of Commercial Recording Certificate of Formation, Limited Liability Company

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must be in compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. This form is to simplify filing with the Secretary of State. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary’s office.

1.	Name of Limited Liability Company: Brandywine Piazza, L.L.C.
LLC
2.	The purpose for which this Limited Liability Company is organized is: real estate investment	FILED

3.	Date of formation: Upon filing this Certificate.	NOV 16 1998

4.	Registered Agent Name & Address (must be in NJ)
The Corporation Trust Company 820 Bear Tavern Road West Trenton, NJ 08628

5.	Dissolution date: Perpetual Duration

6.	Other provisions (list below or attach to certificate):

The undersigned represent(s) that this Limited Liability Company has two or more members, and that this filing complies with required detailed in NJSA 42. The undersigned hereby attest(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

	Name	Date

By:	/s/ Gerard H. Sweeney	506589

	Gerard H. Sweeney, President and CEO	967263

	(NJ- LLC 3346 – 1/14/97)

0600058725